Exhibit 99.1

CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES REPORTS EARNINGS FROM CONTINUING OPERATIONS
UP OVER 30 PERCENT FOR SECOND QUARTER 2004 AND CHANGE IN SENIOR MANAGEMENT

METAIRIE, LA, June 8, 2004 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) reported net earnings for the quarter ended April 30, 2004 of $14.8 million or $.14 per diluted share compared to $9.5 million or $.09 per diluted share for the second quarter of 2003. The Company reported earnings from continuing operations for the second quarter of fiscal year 2004 of $12.7 million or $.12 per diluted share, representing an increase of over 30 percent compared to $9.7 million or $.09 per diluted share from continuing operations for the second quarter of 2003.

Earnings from continuing operations for the six months ended April 30, 2004 were $24.1 million or $.22 per diluted share, including a severance charge of $2.1 million ($1.3 million or $.01 per diluted share after tax). Excluding this charge, earnings from continuing operations would have been $25.4 million or $.23 per diluted share in the first six months of 2004, compared to $18.6 million or $.17 per diluted share for the first six months of 2003, representing an increase of over 35 percent for the first half of the year.

William E. Rowe, Chairman of the Board, stated, “We believe the initiatives first announced in September of last year are driving the results of our second quarter and first six months of the fiscal year, and we are achieving the goals that we have set. Our same store events and average revenue per funeral service are at or above projected levels, and our preneed cemetery and funeral sales have improved significantly for three quarters in a row. We have managed our costs well in both segments, resulting in a 310 basis-point improvement in our gross margin for the year-to-date period. We are encouraged by our results, and we are working hard to capture all revenue enhancement opportunities and to manage all areas of expense in our Company.”

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The Company also announced today that William E. Rowe has decided to retire effective October 31, 2004. Effective immediately, he has stepped down from his current position as President and Chief Executive Officer (“CEO”), and will continue in his role as Chairman of the Board until his retirement is effective. Kenneth C. Budde, the Company’s Chief Financial Officer, has been selected as interim CEO. The Board plans to initiate a comprehensive search for a successor, which will include the consideration of both internal and external candidates, and while there is no set timetable for completing this process, it will be undertaken with the goal of selecting the best qualified candidate in the shortest period possible.

Mr. Rowe commented, “After 39 years in the industry and 18 years with the Company, I have decided to slow my pace and enjoy retirement. The many achievements realized during my time at Stewart are a direct reflection of the depth of talent and expertise that exists across our organization, and it has been my good fortune and privilege to be part of such an accomplished team. At this phase of my life, I am now ready to spend some time enjoying my family. Therefore, I believe the timing is right for me to reduce my involvement in day-to-day operations, while remaining active on the Board as Chairman and assisting with the transition. I am thankful to have served with a great management team, and I am pleased to turn over the reins to Ken.”

Mr. Rowe continued, “During the last five years, Ken, the management team and I have collaborated successfully to transition our Company’s focus toward paying down our debt and growing earnings and cash flow by directing our attention to our most profitable businesses. One significant result is that we have improved our capital structure to one of its strongest points ever. I have great confidence in Ken’s abilities, integrity, and expertise in our industry and in the strength and dedication of our management team to continue the successes we have enjoyed in recent years. I am very confident that Ken will continue to lead our executive management team in implementing the strategies we developed, and this Company will remain on course.”

Mr. Budde joined Stewart 20 years ago and served five years as a divisional financial officer in the Southern Division. In 1989, he was brought to the corporate offices to help prepare the Company for its 1991 initial public offering and served as Senior Vice President of Finance, Secretary and Treasurer until 1998. Since then, he has served as the Company’s Chief Financial Officer and a member of the Board of Directors and has played an integral role in establishing and executing the Company’s strategic plan.

Kenneth C. Budde, Interim Chief Executive Officer, stated, “I am happy to take on the role of CEO while the Board performs its comprehensive review of internal and external candidates. I look forward to participating proactively as a candidate in the process. Bill and I have worked closely for many years, and I expect this transition to be seamless. Bill has done an outstanding job as CEO and leaves the Company in excellent condition both financially and operationally, as indicated by the strong results we are announcing today.”

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Mr. Budde added, “Consistent with our first quarter, both our funeral and cemetery segments performed well, and all of our business metrics have improved. Our margins are up substantially, and we continue to generate free cash, which is being used to further reduce debt and repurchase stock. This Company is delivering as planned, and we are proud of what we have accomplished and where we are headed.”

The Company reported an increase in funeral revenue from continuing operations of $0.9 million for the second quarter of 2004 compared to the second quarter of 2003 resulting from an increase in the average revenue per same store funeral service performed. The Company’s same store funeral operations achieved a 4.3 percent increase in the average revenue per traditional funeral service and a 4.6 percent increase in the average revenue per cremation service. Those gains were partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of funeral services that were non-traditional, resulting in an overall 2.6 percent increase in the average revenue per funeral service for the quarter. The contribution of trust earnings recognized as revenue upon the delivery of preneed funerals was lower in the second quarter of 2004 than in the comparable period of 2003 due to lower investment returns realized in the Company’s preneed funeral trust funds during previous years.

Mr. Budde stated, “We have consistently improved our same store average revenue per funeral service each quarter, primarily through enhanced offerings to families. We are pleased with the increases in our average revenue and with the number of calls performed by our same store funeral homes. The upper end of our annual forecast for fiscal year 2004 assumes that our same store funeral homes would serve the same number of families during 2004 as in 2003. The number of funeral services performed by these businesses during the second quarter was essentially flat in comparison to the second quarter of 2003, with a decrease of 34 events. However, during the six months ended April 30, 2004, we experienced a 1.1 percent increase in funeral services, which means that we are up by 344 events on a year-to-date basis.”

During the third quarter of 2003, the Company increased its focus on preneed funeral sales and preneed cemetery property sales. As a result, the Company reported a 3.6 percent increase in preneed funeral sales during the current quarter as compared to the same quarter last year, and a 9.9 percent increase for the six months ended April 30, 2004. Cemetery property sales increased 6.5 percent for the second quarter and 7.3 percent for the six months ended April 30, 2004. These results are generally in line with the Company’s stated goal to increase preneed sales by 5 to 10 percent. Cemetery revenue from continuing operations increased $1.9 million during the second quarter of 2004 compared to the second quarter of 2003, primarily due to the increase in cemetery property sales.

Cash flow from operations for the first six months of 2004 was $60.9 million, and free cash flow was $53.8 million. This includes a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and a cash outflow of $1.3 million for severance costs. (See tables under “Reconciliation of Non-GAAP Financial Measures.”) As of June 2, 2004, the Company had outstanding debt of $450.7 million and cash and marketable securities of $29.5 million.

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The Company plans to continue to repurchase shares under its Stock Repurchase Program. Of the $25.0 million approved under the existing Stock Repurchase Program, $3.0 million was invested during fiscal year 2003 and $15.2 million was invested during the current fiscal year through June 2, 2004. Assuming market conditions do not change materially, the Company expects to invest the remaining $6.8 million allowed under the existing program during fiscal year 2004. Based on the closing market price of $7.49 per share as of June 7, 2004, this could result in the repurchase of a total of about 4.0 million shares under the existing program. If current market conditions continue, because the Company can use up to $25.0 million per fiscal year to repurchase stock under its bank credit facility, management may request that the Board of Directors approve another stock repurchase program for the remainder of fiscal year 2004 and through fiscal year 2005.

Mr. Budde concluded, “I am proud of the accomplishments of our management team, and I am honored to lead this Company during this time of operational and financial growth. Our employees continue to exceed our customers’ expectations while ensuring that all expenses are carefully managed throughout the organization. Our operations continue to produce significant positive cash flow, which is being applied to our debt balance and our stock repurchase program to build shareholder value. This fiscal year, we have invested over $50 million in debt reduction and over $15 million in stock repurchases. In addition, we plan to refinance our credit facility within the next twelve months, and the first call date on our 10 3/4 notes will be in July 2005. We expect our balance sheet to get even stronger as we continue to deploy our cash and as we reap the benefits of future refinancing opportunities. I believe the Company is very well-positioned, and I believe the strategies we have in place, combined with the passion, dedication and perseverance of our team, will continue to produce strong results.”

Information regarding the Company’s earnings and cash flow forecasts and the principal assumptions used in those forecasts can be found in this release under the heading “Company Forecasts for Continuing Operations in Fiscal Year 2004.”

Second Quarter Results From Continuing Operations

•	Funeral revenue increased $0.9 million to $71.0 million, principally due to a 2.6 percent increase in the average revenue per same store funeral service performed.

•	The Company’s same store businesses achieved average revenue increases of 4.3 percent per traditional funeral service and 4.6 percent per cremation service for the quarter, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals.

•	Trust earnings recognized upon the delivery of preneed funerals in fiscal year 2004 were lower than in the prior year due to lower investment returns realized on the Company’s preneed funeral trust funds during previous years.

•	The cremation rate for the Company’s same store businesses was 37.0 percent for the second quarter of 2004 compared to 36.5 percent for the second quarter of 2003.

•	The Company experienced a 0.2 percent decrease in the number of same store services performed, which was essentially flat in comparison to the second quarter of 2003, with a decrease of 34 events.

•	Cemetery revenue increased $1.9 million to $59.1 million, primarily due to an increase in cemetery property sales.

•	The Company realized an annual average return of 4.5 percent in its perpetual care trust funds during the second quarter of 2004 compared to 4.6 percent in the comparable period of 2003.

•	Funeral margins were 30.4 percent compared to 26.1 percent for the same period in 2003. The 430 basis-point improvement in funeral margins resulted from increased funeral service revenue as discussed above, combined

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with reduced general and administrative costs in the funeral segment resulting primarily from the Company’s cost reduction initiatives.

•	Cemetery margins were 25.9 percent compared to 25.0 percent for the same period in 2003. The 90 basis-point improvement in cemetery margins resulted from increased property sales as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from the Company’s cost reduction initiatives.

•	Gross profit increased $4.3 million to $36.9 million as a result of the increases in funeral and cemetery revenue discussed above, combined with reduced general and administrative costs in the funeral and cemetery segments resulting primarily from the Company’s cost reduction initiatives.

•	Corporate general and administrative expenses increased $0.4 million to $4.6 million.

•	Interest expense decreased $1.6 million to $12.0 million due to an $86.9 million decrease in the average debt outstanding during the second quarter of 2004 compared to the second quarter of 2003, which was partially offset by a 24 basis-point increase in the average interest rate for the period.

•	Other income decreased $0.7 million to $0.1 million. The decrease was principally due to the recognition of a gain in the second quarter of 2003 related to the sale of assets.

Year to Date Results From Continuing Operations

•	Funeral revenue increased $4.1 million to $144.9 million, principally due to a 1.9 percent increase in the average revenue per same store service performed combined with a 1.1 percent increase in the number of same store services performed.

•	The Company’s same store businesses achieved average revenue increases of 4.2 percent per traditional funeral service and 4.6 percent per cremation service for the year, partially offset by a year-over-year reduction in funeral trust earnings and an increase in the proportion of non-traditional funerals.

•	Trust earnings recognized upon the delivery of preneed funerals in fiscal year 2004 were lower than in the prior year due to lower investment returns realized on the Company’s preneed funeral trust funds during previous years.

•	The cremation rate for the Company’s same store businesses was 36.7 percent in 2004 compared to 36.1 percent in 2003.

•	Cemetery revenue increased $3.4 million to $114.7 million, primarily due to an increase in cemetery property sales.

•	The Company realized an annual average return of 4.6 percent in its perpetual care trust funds during 2004 compared to 4.4 percent during the comparable period of 2003.

•	Funeral margins were 30.6 percent compared to 26.4 percent for the same period in 2003. The 420 basis-point improvement in funeral margins resulted from increased funeral service revenue as discussed above, combined with reduced general and administrative costs in the funeral segment resulting primarily from the Company’s cost reduction initiatives.

•	Cemetery margins were 25.6 percent compared to 23.8 percent for the same period in 2003. The 180 basis-point improvement in cemetery margins resulted from increased property sales as discussed above, combined with reduced general and administrative costs in the cemetery segment resulting primarily from the Company’s cost reduction initiatives.

•	Gross profit increased $10.0 million to $73.7 million as a result of the increases in funeral and cemetery revenue discussed above, combined with reduced general and administrative costs in the funeral and cemetery segments resulting primarily from the Company’s cost reduction initiatives.

•	Corporate general and administrative expenses were $8.5 million in both 2004 and 2003.

•	During the first six months of 2004, the Company incurred a severance charge of $2.1 million related to workforce reductions.

•	Interest expense decreased $2.6 million to $24.5 million due to a $75.9 million decrease in the average debt outstanding during 2004 compared to 2003, which was partially offset by a 22 basis-point increase in the average interest rate for the period.

•	Other income (expense) decreased $1.8 million to ($0.1) million principally due to a write-down of certain marketable securities during 2004, in addition to the recognition of a gain in 2003 related to the sale of assets.

Depreciation and Amortization

•	Depreciation and amortization from continuing operations was $12.9 million in the second quarter of 2004 compared to $13.1 million in the second quarter of 2003.

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•	Depreciation and amortization from total operations was $13.1 million in the second quarter of 2004 compared to $13.7 million for the corresponding period in 2003.

•	Depreciation and amortization from continuing operations was $25.7 million for the first six months of 2004 compared to $26.0 million in the comparable period of 2003.

•	Depreciation and amortization from total operations was $26.0 million for the first six months of 2004 compared to $27.1 million in the comparable period of 2003.

Cash Flow Results And Debt For Total Operations

•	Net cash provided by operating activities for the first six months of 2004 was $60.9 million, compared to $18.1 million in the comparable period of 2003. This includes a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and a cash outflow of $1.3 million for severance costs.

•	Free cash flow for the first six months of 2004 was $53.8 million, compared to $11.1 million in the comparable period of 2003. This includes a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and a cash outflow of $1.3 million for severance costs. (See table under “Reconciliation of Non-GAAP Financial Measures.”)

•	Since the announcement of its stock repurchase program in June 2003, the Company had invested $18.2 million to repurchase 3.0 million shares as of June 2, 2004.

•	As of April 30, 2004, the Company had outstanding debt of $454.0 million and cash and marketable securities of $28.4 million.

•	As of June 2, 2004, the Company had outstanding debt of $450.7 million and cash and marketable securities of $29.5 million.

FIN 46R

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.” In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R). The Company implemented FIN 46R as of April 30, 2004, which resulted in the consolidation of preneed funeral and cemetery merchandise and service trusts and cemetery perpetual care trusts. As a result, as of April 30, 2004, investments and balances held in the trusts are reflected as an asset at fair value, with an equal and offsetting amount recorded as a liability. Beginning after April 30, 2004, the Company will recognize realized earnings of the merchandise and service trusts and cemetery perpetual care trusts within other income, net (with a corresponding debit to the related trust asset). The Company will simultaneously recognize a corresponding expense within other income, net, equal to the realized earnings of these trusts attributable to the non-controlling interest holders (with a corresponding credit to non-controlling interest in funeral and cemetery trusts or non-controlling interest in perpetual care trusts, as the case may be). The net effect will be an increase by the amount of the realized earnings in both the trust asset and the related non-controlling interest on the balance sheet; there will be no effect on net income. The Company will also recognize a similar expense for realized earnings of the trusts attributable to the Company (with a corresponding credit to deferred preneed funeral or cemetery revenue), when such earnings have not been earned by the Company through the performance of services or delivery of merchandise. The implementation of FIN 46R had no impact on second quarter results of operations or cash flows. In future periods, the implementation of FIN 46R, as it relates to the consolidation of trust funds, will affect classifications within the balance sheet, statement of operations and statement of cash flows, but will have no effect on equity, net cash flow or the recognition and reporting of revenues or net earnings in the income statement.

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EXERCISE OF OPTIONS AND ADOPTION OF RULE 10b5-1 PLAN

The Company’s executive officers and directors hold options to purchase approximately 4.0 million shares of the Company’s Class A Common Stock that expire in January and April of 2005 at exercise prices ranging from $4.16 to $6.96, and averaging $5.21. In order to provide for an orderly means of exercising those options, including the sale of the underlying shares to pay the exercise prices and applicable income taxes, those individuals generally will (1) use other shares held by them to pay the exercise price for as many shares as possible, (2) receive shares of Class A Common Stock in exchange for exercising the options and (3) enter into a prearranged group stock trading plan for the purpose of selling the remaining shares (approximately 3.3 million shares based on current market prices) in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. As a result, the directors and executive officers will increase their shares of the Company’s Class A Common stock by over 365,000 shares. Rule 10b5-1 permits officers and directors to establish, at a time when they are not in possession of material non-public information, a prearranged plan to buy or sell Company securities, and allows them to purchase or sell shares in accordance with the specific terms of the plan, even if the individual subsequently comes into possession of material non-public information. Using these plans, insiders can spread stock trades over an extended period of time to minimize the market impact of the trades.

Six of the seven current executive officers holding such options will sell only those shares necessary to pay the exercise price and applicable income taxes, resulting in selling 2.1 million shares in the plan. Mr. Rowe, who holds options on 1.0 million shares, will be participating in the plan and several directors, who hold 0.2 million shares, are expected to participate in the plan, so that approximately 3.3 million shares (based on current market prices) may be sold pursuant to the plan. The number of shares of STEI stock already owned by these executive officers and directors will not be reduced by this plan. The transactions under the 10b5-1 stock trading plan will commence no earlier than June 14, 2004 and will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. These pre-planned trades will be executed as set forth in the plan.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 274 funeral homes and 148 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 877-691-0879. From outside the continental United States, call 973-582-2745. Interested parties may also listen to the live conference call via the Internet through Stewart Enterprises’ website at http://www.stewartenterprises.com. To participate, please call the number or go to the website at least 15 minutes prior to the call. A replay of the call will be available on the Company’s website until June 22, 2004. Additional investor information is available at http://www.stewartenterprises.com.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2004	2003
Revenues:
Funeral	$71,002	$70,080
Cemetery	59,077	57,228

Total revenues	130,079	127,308

Costs and expenses:
Funeral	49,452	51,817
Cemetery	43,768	42,913

Total costs and expenses	93,220	94,730

Gross profit	36,859	32,578
Corporate general and administrative expenses	4,621	4,182
Severance charge	138	—
Impairment and other charges, net	91	—

Operating earnings	32,009	28,396
Interest expense	(11,953)	(13,579)
Investment income	56	84
Other income, net	107	802

Earnings from continuing operations before income taxes	20,219	15,703
Income taxes	7,503	5,967

Earnings from continuing operations	12,716	9,736

Discontinued operations:
Earnings (loss) from discontinued operations before income taxes (including net gain (loss) on disposals of $1,502 and ($712) in 2004 and 2003, respectively)	1,706	(394)
Income tax benefit	(335)	(149)

Earnings (loss) from discontinued operations	2,041	(245)

Net earnings	$14,757	$9,491

Basic earnings per common share:
Earnings from continuing operations	$.12	$.09
Earnings from discontinued operations	02	—

Net earnings	$.14	$.09

Diluted earnings per common share:
Earnings from continuing operations	$.12	$.09
Earnings from discontinued operations	02	—

Net earnings	$.14	$.09

Weighted average common shares outstanding (in thousands):
Basic	107,438	108,299

Diluted	108,400	108,302

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2004	2003
Revenues:
Funeral	$144,854	$140,787
Cemetery	114,718	111,298

Total revenues	259,572	252,085

Costs and expenses:
Funeral	100,544	103,623
Cemetery	85,339	84,792

Total costs and expenses	185,883	188,415

Gross profit	73,689	63,670
Corporate general and administrative expenses	8,534	8,482
Severance charge	2,131	—
Impairment and other charges, net	91	—

Operating earnings	62,933	55,188
Interest expense	(24,474)	(27,156)
Investment income	125	171
Other income (expense), net	(47)	1,684

Earnings from continuing operations before income taxes	38,537	29,887
Income taxes	14,463	11,357

Earnings from continuing operations	24,074	18,530

Discontinued operations:
Earnings from discontinued operations before income taxes (including net gain on disposals of $1,502 and $91 in 2004 and 2003, respectively)	2,303	700
Income tax expense (benefit)	(108)	266

Earnings from discontinued operations	2,411	434

Net earnings	$26,485	$18,964

Basic earnings per common share:
Earnings from continuing operations	$.22	$.17
Earnings from discontinued operations	.03	.01

Net earnings	$.25	$.18

Diluted earnings per common share:
Earnings from continuing operations	$.22	$.17
Earnings from discontinued operations	.02	.01

Net earnings	$.24	$.18

Weighted average common shares outstanding (in thousands):
Basic	107,660	108,169

Diluted	108,177	108,196

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2004 AND 2003
(Unaudited)

(Dollars in millions)

The Company uses adjusted EBITDA from continuing operations and free cash flow as financial measures. These financial measures are not in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are intended to supplement, rather than replace or supersede, any information presented in accordance with GAAP. The reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is presented below and is also available through Stewart Enterprises’ website at www.stewartenterprises.com in the investor information section.

EBITDA is defined as earnings plus depreciation, amortization, interest expense and income taxes from continuing operations. In the first six months of 2004, the Company recorded a severance charge of $2.1 million related to workforce reductions announced in December 2003, which is included in EBITDA from continuing operations presented below. Adjusted EBITDA from continuing operations, which excludes the severance charge, is also provided below. EBITDA margins are calculated by dividing adjusted EBITDA from continuing operations by revenue from continuing operations.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance as it eliminates the effects of certain financing decisions and accounting effects. Management believes that adjusted EBITDA is used by investors and lenders to compare the Company’s performance with prior periods; the Company’s presentation of adjusted EBITDA herein is consistent with the calculation of adjusted EBITDA as presented by the Company in the past. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following tables provide reconciliations between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA from continuing operations for the second quarter and six months ended April 30, 2004 and 2003:

Adjusted EBITDA from Continuing Operations	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003
Net earnings	$14.8	$9.5	$26.5	$19.0
Less: Earnings (loss) from discontinued operations	2.1	(0.2)	2.4	0.4

Earnings from continuing operations	12.7	9.7	24.1	18.6
Add: Depreciation and amortization from continuing operations	12.9	13.1	25.7	26.0
Add: Interest expense	12.0	13.6	24.5	27.1
Add: Income tax expense from continuing operations	7.6	6.0	14.4	11.4

EBITDA from continuing operations	45.2	42.4	88.7	83.1
Add: Severance charge	0.1	—	2.1	—

Adjusted EBITDA from continuing operations	$45.3	$42.4	$90.8	$83.1

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2004 AND 2003
(Unaudited)

(Dollars in millions)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the second quarter and six months ended April 30, 2004 and 2003:

Free Cash Flow	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004(1)	2003
Net cash provided by operating activities	$24.9	$25.8	$60.9	$18.1
Less: Maintenance capital expenditures	3.2	4.1	7.1	7.0

Free cash flow	$21.7	$21.7	$53.8	$11.1

(1)	Includes a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and a cash outflow of $1.3 million for severance costs.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2004

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

The forecasts included herein were prepared by the Company’s management for the purpose of providing all investors with forward-looking financial information frequently sought by the investment community. The forecasts have not been audited or otherwise approved by the Company’s independent accountants or by any regulatory authority.

Accuracy of the forecasts is dependent upon assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The Company cautions readers that it assumes no obligation to update or publicly release any revisions to the forecasts made herein and, except to the extent required by applicable law, does not intend to update or otherwise revise the forecasts more frequently than quarterly.

The forecasts are based on a variety of estimates and assumptions made by management of the Company with respect to, among other things, industry performance; general economic, market, industry and interest rate conditions; preneed and at-need sales activities and trends; fluctuations in cost of goods sold and other expenses; capital expenditures; the anticipated impact of the recent workforce reduction and other recently announced initiatives; success and timing of selling certain under-performing operations; and other matters that cannot be accurately predicted, may not be realized and are subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s influence or control. Accordingly, there can be no assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may vary materially from those contained in the forecasts. Factors that could cause actual results to differ materially from the forecasts are more fully described in Item 5 of the Company’s Form 10-Q for the quarter ended January 31, 2004.

For these reasons, the forecasts should not be regarded as an accurate prediction of future results, but only of results that may be obtained if substantially all of management’s principal expectations and assumptions are realized. The Company does not represent or warrant, and assumes no responsibility for, the completeness, accuracy or reliability of the forecasts.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2004
(Unaudited)

In the first six months of 2004, the Company recorded a severance charge of $2.1 million ($1.3 million or $.01 per diluted share after tax) related to workforce reductions announced in December 2003. Including the severance charge, diluted earnings per share for continuing operations for fiscal year 2004 are expected to be in the range of $.36 to $.40. Excluding the severance charge, the Company expects diluted earnings per share from continuing operations to be in the range of $.37 to $.41. The Company expects to generate $77 to $86 million in cash flow from operations. This includes a cash inflow of $33.2 million from a tax refund received during the first quarter of fiscal year 2004 and a cash outflow of $1.3 million for severance costs.

The Company’s 2004 forecast for continuing operations is intended to reflect forecasted same store results and excludes the effects of divestitures. The Company believes it is appropriate to use the range of diluted earnings per share provided herein because of the uncertainty of possible developments described below under “Principal Assumptions.” Guidance for diluted earnings per share and all other forecasted operating measures specifically exclude the following:

•	The possibility of gains or losses associated with asset dispositions.

•	The possibility of gains or losses associated with early extinguishments of debt and changes in capital structure.

     For a further discussion of risks related to the Company’s business that could affect this outlook, please refer to “Cautionary Statements” included in this press release and in Item 5 of the Company’s Form 10-Q for the quarter ended January 31, 2004.

Principal Assumptions

The Company’s 2004 forecast for continuing operations is based on the following principal assumptions:

(1)	An increase in revenue of 1 to 3 percent for continuing operations and a corresponding increase in the associated direct costs.

(2)	The increase in revenue is expected to be driven by an increase in the average revenue per service performed of about 2 to 3 percent, excluding any impact from funeral trust earnings, and an increase in preneed property sales of 5 to 10 percent.

(3)	Increases in average revenue per service performed may be partially offset by a decrease in the number of families served by continuing operations in 2004 as compared to 2003. The upper end of the forecast range assumes that these businesses will serve the same number of families during fiscal year 2004 as in 2003, and the lower end assumes a possible reduction in the number of families served of up to 3 percent, which is in line with trends over previous years.

(4)	Total revenue from trust earnings, including earnings recognition from funeral, cemetery and perpetual care trust funds, is expected to be about the same as that recognized in 2003.

(5)	The Company’s cost-saving initiatives, including the reduction in workforce, are expected to reduce costs by $16 to $20 million. These cost savings are expected to be partially offset by about $8 to $10 million in normal inflation of costs remaining in the business, assuming an inflation rate of about 2 percent.

(6)	The Company expects to use cash flow from operations to maintain its facilities at a level comparable to 2003, to reduce debt and to repurchase stock, or for growth initiatives as appropriate.

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

COMPANY FORECASTS FOR CONTINUING OPERATIONS IN FISCAL YEAR 2004
(Unaudited)

(Dollars in millions, except per share amounts)

Third Quarter 2004 Forecast

Income Statement Items
Revenue	$120 - $130
Gross profit	$28 - $35
Operating earnings	$24 - $30
Interest expense	$11 - $14
Earnings per share (diluted)	$.07 - $.09
Earnings	$8 - $10
Add: Depreciation and amortization	$12 - $14
Add: Interest expense	$11 - $14
Add: Income taxes	$5 - $6

EBITDA	$36 - $44

Fiscal Year 2004 Forecast

Income Statement Items
Revenue	$500 - $520
Gross profit	$125 - $140
Severance charge	$2 - $3
Operating earnings	$107 - $120
Interest expense	$47 - $51
Earnings	$39 - $43
Add: Depreciation and amortization	$50 - $54
Add: Interest expense	$47 - $51
Add: Income taxes	$24 - $27

EBITDA	$160 - $175
Add: Severance charge	$2 - $3

Adjusted EBITDA	$162 - $178

Cash Flow Items
Net cash provided by operating activities	$77 - $86
Less: Maintenance capital expenditures	$16 - $17

Free Cash Flow	$61 - $69

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STEWART ENTERPRISES, INC.
AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release may include forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or expectations. These risks and uncertainties include, but are not limited to:

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	effects on cash flow as a result of preneed sales;

•	our ability to generate sufficient cash to service our debt;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including increased offerings of products or services over the Internet;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility and senior subordinated note indenture on our flexibility in operating our business;

•	our ability to consummate acquisitions;

•	impact of recent workforce reductions and other recently announced initiatives;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	effects of changes in the number of deaths in our markets on revenues;

•	effects of increasing numbers of cremations on our revenues and market share;

•	our ability to respond effectively to changing consumer preferences;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;

and other risks and uncertainties described in our Form 10-Q for the quarter ended January 31, 2004 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

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